State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

090455222

9466301
IRA S. SAUL, PLC
4126 LEONARD DRIVE
FAIRFAX VA 22030-5118

05-12-2009

ATTN: IRA S SAUL, ESQ.

DESCRIPTION	AMOUNT
SOUTHERN MEDICAL ACQUISITION, INC.	
4684276	
Franchise Tax Balance	100.00
FILING TOTAL	100.00
SOUTHERN MEDICAL ACQUISITION, INC.	
4684276 0250N Merger; Non-Survivor	
Merger	75.00
Receiving/Indexing	50.00
FILING TOTAL	125.00
SOUTHERN MEDICAL & MOBILITY, INC.	
4686275 0250S Merger; Survivor	
Data Entry Fee	5.00
Court Municipality Fee, Grgetown	20.00
Surcharge Assessment-Sussex	6.00
Page Assessment-Sussex County	27.00
Expedite Fee, 24 Hour	100.00
FILING TOTAL	158.00
TOTAL CHARGES	383.00
TOTAL PAYMENTS	383.00
SERVICE REQUEST BALANCE	.00

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:14 PM 05/11/2009
FILED 04:14 PM 05/11/2009
SRV 090455222 - 4684276 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF DOMESTIC CORPORATION INTO FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is SOUTHERN MEDICAL & MOBILITY, INC., an Alabama corporation, and SOUTHERN MEDICAL ACQUISITION, INC., a Delaware corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252 of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation is SOUTHERN MEDICAL & MOBILITY, INC., an Alabama corporation.

FOURTH: The articles of incorporation of the surviving corporation shall be its articles of incorporation.

FIFTH: The merger is to become effective upon its filing date.

SIXTH: The Agreement and Plan of Merger is on file at SOUTHERN MEDICAL & MOBILITY, INC., 1416 West I-65 Service Road South, Mobile, Alabama 36693-5100, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHTH: SOUTHERN MEDICAL & MOBILITY, INC., the surviving corporation, agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of SOUTHERN MEDICAL ACQUISITION, INC., a Delaware corporation which is a constituent corporation, as well as for enforcement of any obligation of SOUTHERN MEDICAL & MOBILITY, INC., an Alabama corporation which is the surviving corporation, arising from this merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Title 8, Section 262 of the Delaware General Corporation Law, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceedings. The Secretary of State of Delaware shall mail any such process to the surviving corporation at SOUTHERN MEDICAL & MOBILITY, INC., 1416 West I-65 Service Road South, Mobile, Alabama 36693-5100.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 8th day of May, 2009, A.D.

SOUTHERN MEDICAL & MOBILITY, INC.

By: ______________________
Hal Compton, Jr.

Title: Chief Executive Officer and President